UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – November 9, 2005

FIRST HORIZON NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

TENNESSEE	001-15185	62-0803242
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

165 MADISON AVENUE MEMPHIS, TENNESSEE		38103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code - (901) 523-4444

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(c)	Appointment of Chief Operating Officer

(1)     On November 15, 2005, the registrant’s Board of Directors created the position of Chief Operating Officer of the registrant and appointed Gerald L. Baker to that position effective immediately. Mr. Baker also was appointed to be Chief Operating Officer of the registrant’s wholly-owned subsidiary, First Tennessee Bank National Association (the “Bank”).

(2)     Mr. Baker previously held the offices of Executive Vice President and President – First Horizon Financial Services of the registrant and of the Bank. In those offices Mr. Baker led the registrant’s mortgage business as well as its national expansion strategy. On an interim basis, Mr. Baker will continue to lead the mortgage business under the title President – Mortgage Banking. Mr. Baker is 62 years old. Mr. Baker held his prior offices (under various titles) for more than the past five years; he first became an executive officer of the registrant in 2004. Mr. Baker’s appointment as Chief Operating Officer has no fixed term and continues until his successor is elected and qualified. The registrant’s executive officers generally are elected at the April meeting of its Board of Directors following the annual meeting of shareholders for a term of one year and until their successors are elected and qualified, and the registrant expects that practice to be continued.

     The Bank has had banking transactions in the ordinary course of business with its executive officers and their associates, and expects to have such transactions in the future. Such transactions have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and have not involved more than the normal risk of collectibility or presented other unfavorable features.

(3)     The registrant has no employment agreement with Mr. Baker. No new agreement of the registrant with Mr. Baker has been entered into, and no previous agreement has been amended, in connection with his new position.

ITEM 5.03.	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS;
CHANGE IN FISCAL YEAR

(a)	Amendment to Bylaws

(1)     On November 15, 2005, the registrant’s Board of Directors created the position of Chief Operating Officer of the registrant and amended the registrant’s Bylaws accordingly. The amendments were effective immediately. The amended and restated Bylaws are filed herewith as Exhibit 3.2.

(2)     The amendments (i) create the position of Chief Operating Officer, and (ii) integrate that new position into those Bylaw sections that establish specific duties and authorities of the various officers of the registrant.

ITEM 8.01.	OTHER EVENTS

On November 9, 2005, the registrant’s subsidiary First Tennessee Bank National Association (the “Bank”) entered into a $3 billion floating rate extendible note program (the “Extendible Note Program”)

with certain dealers (the “Dealers”).

The Extendible Note Program provides the Bank with a facility under which it may issue and offer unsecured and unsubordinated notes (“Notes”) having initial maturities of up to 397 days and final maturities of up to five years. The maturity dates of Notes under the Extendible Note Program may be extended at the election of holders up to the final maturity date.

Net proceeds from the Notes are expected to be used by the Bank for general corporate purposes in the ordinary course of its business.

The Extendible Note Program does not commit the Bank to issue Notes, nor does it commit any Dealer to buy or sell Notes. The Program may be terminated by the Bank or by any Dealer on one day’s notice. The Extendible Note Program is intended to provide the Bank with a structure allowing the marketing and issuance of Notes in a prompt and flexible manner. Notes are to be issued in $100,000 minimum denominations to qualified institutional buyers. Notes will bear interest at floating rates expressed as LIBOR plus or minus a spread; the spread may increase over time as an incentive to holders to extend the maturity. Notes may be issued at a discount from their principal amounts. Notes will be denominated in U.S. dollars. Notes do not provide for early redemption at the election of the Bank or the holder.

Notes may be issued singly or in series. The Bank presently intends to issue Notes in tranches at times selected by the Bank and agreed by the Dealers. The Bank has reserved certain rights to offer Notes without the assistance of Dealers. Commissions, fees, or discounts may be negotiated for each Notes issuance.

ITEM 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit #	Description
3.2	Bylaws of the registrant, as amended and restated November 15, 2005

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST HORIZON NATIONAL CORPORATION

Date: November 15, 2005	By:	/s/ Marlin L. Mosby III
Name: Marlin L. Mosby III
Title: Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit #	Description
3.2	Bylaws of the Corporation, as amended and restated November 15, 2005